Exhibit 99.2

Legal Opinion

Date:	February 10, 2023
To:	EPWK Holdings Ltd. (the “Company”)
Building #2, District A, No. 359 Chengyi Rd., The third phase of Xiamen Software Park Xiamen City, Fujian Province The People’s Republic of China, 361021

Dear Sirs or Madams

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to EPWK Holdings Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.001 per share(the “Class A Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market.

A. Documents and Assumptions

1.	In rendering this opinion, we have carried out due inquiry and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below), the Company and appropriate representatives of the Company and the PRC Entities (as defined below).

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2.	In rendering this opinion, we have assumed without further inquiry or investigation that (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Entities, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

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(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

1.	“CAC” means the Cyberspace Administration of China;

2.	"Constitutional Documents" means any joint venture contracts, articles of association, by-laws, business licences, business permits and other constitutional documents;

3.	“CSRC” means the Chinese Securities Regulatory Commission;

4.	"Encumbrance" means any lien, mortgage, pledge, charge, encumbrance, security interest, claim or any other third party right (collectively, the "Encumbrances");

5.	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC;

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6.	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

7.	“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by six PRC Governmental Agencyies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009 ;

8.	"Material Adverse Effect" means a material adverse effect on the financial or trading position, condition (financial or otherwise), prospects, results of operations, business, management or general affairs of the Company or the VIE.

9.	“MOFCOM” means Ministry of Commerce;

10.	“MOFCOM Order 3” means Administrative Measures on Overseas Investments, as promulgated by the MOFCOM on September 6, 2014 and taking effect on October 6,2014;

11.	“NDRC” means National Development and Reform Commission;

12.	“NDRC Order 11” means Administrative Measures for the Outbound Investment by Enterprises, as promulgated by the NDRC on December 26, 2017 and taking effect on March 1,2018;

13.	“PRC Entities” means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Entity”;

14.	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

15.	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

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16.	“SAFE” means State Administration of Foreign Exchange;

17.	“SAFE Circular 37” means Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles, as promulgated by the NDRC and taking effect on July 4,2014;

18.	“Underwriting Agreement” means the Underwriting Agreement entered into by and between Revere Securities LLC and the Company on August [], 2022;

19.	“VIE” means Xiamen EPWK Network Technology Co., Ltd., and its subsidiaries organized under the laws of the PRC;

20.	“VIE Agreements” means various documents listed on Appendix B.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Incorporation and Structure of PRC Entities

(1) To the best of our knowledge after due inquiry, each of the PRC Entities is duly incorporated, validly existing and in good standing under the PRC Laws. Each of the PRC Entities has received all necessary Governmental Authorizations to own, lease and use its assets and properties and to conduct its business in the manner described in the Registration Statement and the Prospectus. There is no legal obstacle to continued operation of each of the PRC Entities. Each of the PRC Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(2) The organizational structure of each PRC Entity is valid and in full compliance with the applicable PRC Laws. To the best of our knowledge after due inquiry, the PRC Articles of Association of each PRC Entity has been duly approved and filed in accordance with the laws of the PRC and are valid. The business scope specified in the PRC Articles of Association of each PRC Entities complies in all material respects with the requirements of all applicable PRC Laws. The operation of business by and the term of operation of the PRC Entities in accordance with the PRC Articles of Association is in compliance in all material respects with applicable PRC Laws.

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2.	Capitalization.

To the best of our knowledge after due inquiry, except for Xiamen EPWK Zhibang Fiance And Taxation Service Co., Ltd. (厦门一品智邦财税管理有限公司), Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. (亿品慧诚（广州）网络科技有限公司), Qi Zhi (Xiamen) Certification Co., Ltd. (企知（厦门）认证有限公司), Xiamen Epwk Investment Management Co., Ltd. (厦门一品威客投资管理有限公司), Xiamen EPWK Kutai Incubator Management Co., Ltd. (厦门一品酷泰孵化器管理有限公司), Xiamen EPWK Chuangke Incubator Management Co., Ltd. (厦门一品创客孵化器管理有限公司) have not completed the payment of the registered capital in accordance with its Constitutional Documents, which would not have a Material Adverse Effect, the registered capital of each PRC Entity has been duly and validly authorised, is fully and legally paid up and has been subscribed in full by the respective shareholder(s) of each such PRC Entity,and is in compliance with applicable PRC Laws. To the best of our knowledge after due inquiry, the equity interest in such registered capital is legally owned by such PRC Entity's respective shareholder(s), and the registered capital of the PRC Entities is owned free and clear of any Encumbrance or any restriction on transfer or voting rights., other than the pledges created pursuant to the VIE Agreements as disclosed in the Registration Statement and the Prospectus.

3.	VIE Structure

(1) Based on our understanding of PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. Each of the parties to the VIE Agreements has full power and authority and legal right to enter into, execute, deliver and perform his/her/its obligations in respect of the VIE Agreements to which it is a party.

(2) To the best of our knowledge after due inquiry, none of PRC Entities is in material breach or default in the performance of the VIE Agreements to which it is a party as of the date hereof.

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(3) The due execution, delivery and performance of each of the VIE Agreements by the PRC Entities to which it is a party as of the date hereof, and the due consummation of the transactions contemplated thereunder, do not (i) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Entities; or (ii) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorization is required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

(4) However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

4.	Permission Required from the PRC Authorities to Operate the VIE or the Offering.

(1) The VIE have obtained all the requisite licenses, permissions, and approvals from the PRC government to operate their business and engage in the business activities currently conducted by them in China, as of the date of this opinion, such licenses, permissions, or approvals remain valid and in full force and effect. All of the Company and the VIE are not currently required to obtain any other licenses, permissions, or approvals from the PRC government, including CSRC or CAC, to operate their business, including through contractual arrangements, or offer the securities being registered to foreign investors.

(2) There is no explicit provisions under currently effective PRC laws, regulations, or rules require companies who indirectly list their shares through contractual arrangements to obtain approvals from PRC authorities. As a result, the Company and the VIE do not need to obtain approval from CSRC or CAC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules to operate our business or offer our Class A Ordinary Shares to foreign investors. However, due to the lack of further clarifications or detailed rules and regulations on overseas listing, there are still uncertainties as to how such rules and regulations will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation, and there is no guarantee that PRC regulatory agencies, including the CSRC or CAC, would take the same view that is consistent with our opinion stated above.

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5.	Cybersecurity Review

The Cybersecurity Review Measures (the “Measures”) which came into effect on February 15, 2022, require online platform operators possessing personal information of more than one (1) million users to apply for the cybersecurity review for its overseas listing, and the cybersecurity review shall focus on the assessment of the impact or potential impact on the national security of the online platform operators’ data processing activities. In compliance with the Measures, the Company had submitted a written declaration and other materials required for the cybersecurity review to the CAC. Upon reviewing the materials in accordance with the Measures, the Office of Cybersecurity Review of the CAC, which is responsible for organizing cybersecurity reviews and developing relevant rules and regulations, informed that the Company passed the cybersecurity review for the Offering.

6.	Legal Proceedings

(1) To the best knowledge after due inquiry, as of the date of this opinion, none of the PRC Entities has been involved in any legal or administrative litigation that may have a material adverse effect on the company’s business, balance sheet, operating performance and cash flow.

(2) To the best knowledge after due inquiry, (i) there has been no meeting convened and no order, petition or resolution passed for the winding-up, dissolution, liquidation, administration, amalgamation, reconstruction, reorganization, merger or consolidation or any analogous procedure of the PRC Entities, or the appointment of a receiver of their assets; (ii) there is no action or legal, administrative, arbitration or other proceedings pending in the PRC to which any of the PRC Entities is a party, which might result in the winding-up, dissolution or liquidation of any of the PRC Entities, or the appointment of a receiver in respect of any of their property or assets; (iii) no notice of appointment of any receiver, administrator, liquidator, trustee, custodian or other similar officer has been served in respect of any of the PRC Entities; (iv) none of the PRC Entities has taken any action nor have any steps been taken, or are being taken, or legal proceedings been started against any of the PRC Entities for the suspension, withdrawal, revocation or cancellation of the business licence of any of the PRC Entities; (v) no judgment has been rendered declaring any of the PRC Entities bankrupt or involved in an insolvency proceeding.

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7.	M&A Rules.

Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, given that (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules; (ii) no provision in the M&A Rules classifies the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the M&A Rules and related regulations do not require that the Company obtain a prior approval from the CSRC for the Offering and listing and trading of the ordinary shares on the Nasdaq Capital Market. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

8.	Taxation.

The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

9.	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provides for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if such PRC courts decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

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10.	Foreign Exchange Registration

Each of the individual shareholders or legal person shareholders of the Company has respectively completed relevant registration or filing under the SAFE Circular 37 or NDRC Order 11, MOFCOM Order 3 for his/her/its ownership interest in the Company.

11.	Intellectual Property

(1) Each of the PRC Entities has good and unencumbered title to such intellectual properties (including trademarks, domain names, and copyrights, etc.) which are material to its operation and business.

(2) To the best of our knowledge after due inquiry, (i) each of the PRC Entities owns, or has rights to use under licence, all such intellectual properties free and clear in all material respects of all Encumbrances; (ii) there are no actions, suits or proceedings (legal, administrative, governmental, arbitral or otherwise) current, pending, or threatened in the PRC, which are against or affecting such intellectual properties, whether or not arising in the ordinary course of business, which would, individually or in the aggregate, have a Material Adverse Effect.

12.	No Sovereign Immunity

Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

13.	PRC Laws.

All statements set forth in the Registration Statement and the Prospectus under the captions "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Dividend Policy", “Enforceability of Civil Liabilities”, "Business", "Corporate History and Structure", "Regulations", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Taxation" in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

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D. Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

1.	Our opinion is limited to the PRC laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

2.	Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

4.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

5.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

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6.	We may rely, as to the matters of fact, to the extent we deem proper, on certificates and confirmation of responsible officers of the PRC Entities and PRC government officials.

7.	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion.

8.	.This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

9.	As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and Governmental Agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

This Opinion is rendered at the request of and solely for the benefit of EPWK Holdings Ltd. in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent.

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[SIGNATURE PAGE]

Yours faithfully,

Beijing Dentons Law Offices, LLP (Fuzhou)

/s/ WEI QI	/s/ QIUSHI LI	/s/ WEI CHEN
WEI QI	QIUSHI LI	WEI CHEN

/s/ NING MA	/s/ YANYU HUANG
NING MA	YANYU HUANG

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APPENDIX A

List of the PRC Entities

1. Yipinweike (Guangzhou) Network Technology Co., Ltd. (“亿品微客（广州）网络科技有限公司” in Chinese)

2. Xiamen EPWK Network Technology Co., Ltd. (“厦门一品威客网络科技股份有限公司” in Chinese)

3. Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. (“亿品慧诚（广州）网络科技有限公司” in Chinese)

4. Qi Zhi (Beijing) Certification Co., Ltd. (“企知（北京）认证有限公司” in Chinese)

5. Xiamen Yipinweike Network Information Co., Ltd. (“厦门一品微客信息科技有限公司” in Chinese)

6. Xiamen EPWK Zhibang Fiance And Taxation Service Co., Ltd. (“厦门一品智邦财税管理有限公司” in Chinese)

7. Xiamen Kutai Network Technology Co., Ltd. (“厦门一品酷泰网络科技有限公司” in Chinese)

8. Xiamen Epwk Investment Management Co., Ltd. (“厦门一品威客投资管理有限公司” in Chinese)

9. Qi Zhi (Xiamen) Certification Co., Ltd.（“企知(厦门)认证有限公司” in Chinese）

10. EP Zhishang (Xiamen) Network Technology Co. Ltd (“一品智尚（厦门）网络科技有限公司” in Chinese)

11. Xiamen EPWK Chuangke Incubator Management Co., Ltd. (“厦门一品创客孵化器管理有限公司” in Chinese)

12. Xiamen EPWK Kutai Incubator Management Co., Ltd. (“厦门一品酷泰孵化器管理有限公司” in Chinese)

13. Xiamen EPWK Yixing Business Incubator Management Co., Ltd. (“厦门一品翼兴创业孵化器有限公司” in Chinese)

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APPENDIX B

VIE Agreements

1. Exclusive Business Cooperation Agreement (独家业务合作协议) entered into between Yipinweike (Guangzhou) Network Technology Co., Ltd. and EPWK VIE;

2. Shareholder Power of Attorney (股东授权委托书) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE;

3. Call Option Agreement (购买选择权协议) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE;

4. Equity Pledge Agreement (股份质押协议) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE.

5. Irrevocable Commitment Letter（不可撤销承诺函）entered into among the individual shareholders of EPWK VIE and their spouses or inheritors.

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